UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Haddox, Melissa R.
   Paracelsus Healthcare Corporation
   515 W. Greens Road
   Suite 500
   Houston, Tx  77067
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   05/25/00
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Paracelsus Healthcare Corporation
   PLS
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Government Programs
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common stock                               |2,100                 |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Options to purchase comm|(a)      |07/10/07 |Common stock           |30,000   |$5.19     |D            |                           |
on stock                |         |         |                       |         |          |             |                           |
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Options to purchase comm|(b)      |04/01/09 |Common stock           |30,000   |$2.20     |D            |                           |
on stock                |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(a) Options exercisable proratably on a monthly basis over a four-year period commencing July 7, 1997.
(b) Options exercisable as follows: 25% on April 1, 1999; 25% on April 1, 2000; 16-2/3% on April 1, 2001; 16-2/3% on April 1, 2002 and 16-2/3% on
March 31,
2003.
SIGNATURE OF REPORTING PERSON
Mai-Phuong N. Garland, Attorney-in-Fact
DATE
06/05/00